Exhibit 5.4

Level 31, Vero Centre

48 Shortland Street

Auckland, New Zealand

PO Box 1509

Auckland 1140

P +64 9 307 2172

W ellisgould.co.nz

September 3, 2024

Americold Realty Trust, Inc. & Americold Realty Operating Partnership, L.P.

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, GA 30328

United States of America

ICECAP PROPERTIES NZ LIMITED – NEW ZEALAND LEGAL OPINION

1	BACKGROUND

1.1	We are the New Zealand legal advisors to Icecap Properties NZ Limited (“Icecap NZ”). Icecap NZ is ultimately wholly owned by Americold Realty Trust, Inc. (“ART”).

1.2

A related entity of ART, Americold Realty Operating Partnership, L.P. (“AROPLP”) proposes to undertake a note issue (“Issue”) and Icecap NZ (together with certain related entities) intend to guarantee the obligations of AROPLP under the Issue (the “Guarantee”).

1.3	A legal opinion has been sought from us as to the matters in paragraph 4.1 of this letter.

2	DOCUMENTS

2.1	In connection with this opinion we have examined and relied upon (without further inquiry):

(a)

An online search of Icecap NZ’s public records dated 3 September 2024 on the register of companies maintained by the New Zealand Registrar of Companies (“Companies Register”) (including the Certificate of Incorporation and the Constitution of Icecap NZ dated 6 March 2013 (and its subsequent amendment));

(b)	An online search of the High Court of Auckland current cases list dated 3 September 2024;

(c)	An online search of the Personal Property Securities Register in respect of Icecap NZ dated 3 September 2024;

(d)	A certificate dated 3 September 2024 from a director of Icecap NZ (“Icecap NZ Director’s Certificate”);

(e)	The resolution in writing by the Directors of Icecap NZ dated 22 August 2024;

(f)	The resolution in writing signed by the sole Shareholder and Entitled Person of Icecap NZ (namely, Icecap Properties NZ Holdings LLC) dated 23 July 2024;

(g)	The form of Base Indenture (the “Indenture”); and

(h)

The Registration Statement on Form S-3 (Registration Nos. 333-270664 and 333-270664-01), filed by ART and AROPLP with the U.S. Securities and Exchange Commission (the “Commission”) on 17 March 2023, as amended by a post-effective amendment no. 1 (the “Post-Effective Amendment”), to be filed with the Commission on the date hereof, and as subsequently amended and supplemented from time to time.

(documents in paragraphs (g) to (h) are referred to as the “Documents”).

3	ASSUMPTIONS

3.1	For the purposes of giving this opinion, we have assumed the following:

(a)	All copies of documents examined by us conform to the originals and all documents examined by us are authentic and complete;

(b)	All signatures, seals and markings on the documents submitted to us are genuine;

(c)	The records at the Companies Register, Personal Property Securities Register and the High Court of Auckland are up to date, accurate and complete;

(d)	Icecap NZ has not commenced and is not the subject of proceedings outside of the province or city where its registered office is located; and

(e)	The persons signing the shareholder resolution on behalf of Icecap Properties NZ Holdings LLC was properly authorised to do so.

We have not taken steps to verify these assumptions apart from our review of the searches and documents set out in paragraph 2.1. We have no reason to believe any of these assumptions are incorrect.

4	OPINION

4.1	Based on the assumptions, and subject to the qualifications set out below and to any matters not disclosed to us, we are of the following opinion:

(a)	Icecap NZ is validly incorporated under the laws of New Zealand, duly registered under the Companies Act 1993 (NZ) and is capable of suing and being sued in its own name; and

(b)	Icecap NZ has:

(i)	the corporate power for the execution and delivery of the Indenture;

(ii)	the corporate power for the execution, delivery, and issuance of the Guarantee and to execute and perform its obligations under the Documents to which it is a party; and

(iii)

taken all necessary corporate action to authorise the execution, and delivery of the Documents to which it is a party and performance of its obligations under the Documents (to which it is a party), and when an amendment or supplement to the Indenture, as contemplated thereby, setting forth the terms of the related series of the Issue and such Guarantee has been duly authorized by resolution of the directors of Icecap NZ and duly executed by a person or persons authorized to execute such amendment or supplement under such resolutions and delivered by Icecap NZ without condition or escrow (other than such as have been satisfied), Icecap NZ will have taken all necessary corporate action to authorize the execution, delivery and issuance of the Guarantee.

5	QUALIFICATIONS

5.1	Our opinion is given subject to the following qualifications:

(a)

We neither express nor imply any opinion as to laws of any jurisdiction other than the laws of New Zealand as in force on the date of this opinion. In particular, we express no opinion whatsoever as to the laws of the United States of America;

(b)	We are not qualified and we express no opinion or provide any advice on non-legal matters such as accounting, financial, taxation or valuation matters;

(c)	We are not qualified and we express no opinion on any of the Documents (or its contents) where they are governed by a law that is not New Zealand law;

(d)

The enforceability of each Document means that the obligations assumed by Icecap NZ is of a type which a New Zealand court enforces or recognises. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms or that a particular remedy will be available;

(e)	Enforcement of the Documents may be limited by general principles of equity;

(f)

The obligations of Icecap NZ are subject to all laws and defences generally affecting creditors’ rights (including, for example, laws relating to insolvency, bankruptcy, administration and liquidation, together with laws relating to moratorium, receivership, reorganisation and reconstruction);

(g)

We have relied on searches of the Companies Register, Personal Property Securities Register and the High Court Register described in paragraph 2.1(a) through (c). We note that such records may not be complete or up to date and that an application to liquidate a company or notice of liquidation or resolution for liquidation or appointment of an administrator or a receiver may not be filed with the Registrar of Companies immediately or, even if filed, may not be available for public inspection. It is possible that a statement of claim for the liquidation of Icecap NZ would be accepted by a High Court Registrar other than at Auckland. In addition, security interests may be given by Icecap NZ which have yet to be registered on the Personal Property Security Register or any other register. We have therefore assumed the records of the Registrar of Companies, Personal Property Securities Register and the High Court Registrar at Auckland are accurate, complete and up to date.

6	ADDRESSEE

6.1	We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

6.2

This opinion is strictly limited to the laws applying as at the date of this opinion and to the matters stated in it. It does not apply by implication to other matter and we assume no obligation to review or update this opinion.

Yours faithfully,

/s/ Ewe Leong Lim
Ewe Leong Lim
Partner
Ellis Gould